Exhibit 3.1

THIRD RESTATED

CERTIFICATE OF INCORPORATION

OF

FLORIDA GAMING CORPORATION

(PURSUANT TO SECTION 245 OF THE GENERAL
CORPORATION LAW OF THE STATE OF DELAWARE)

Florida Gaming Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

The name of the Corporation is FLORIDA GAMING CORPORATION. The original name of the Corporation was Lexicon Corporation and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 6, 1976. The First Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 16, 1981.

The Second Restated Certificate of Incorporation of the Corporation only restates and integrates, and does not further amend, the provisions of the Corporation's First Restated Certificate of Incorporation, as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Second Restated Certificate of Incorporation.

The Second Restated Certificate of Incorporation of the Corporation was duly adopted by the directors of the Corporation, without a vote of stockholders, in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

The text of the Certificate of Incorporation is hereby restated to read in its entirety as follows:

ARTICLE I.

The name of the Corporation is Florida Gaming Corporation.

ARTICLE II.

The Corporation shall have perpetual duration.

ARTICLE III.

The Corporation is organized for the following purposes:

(a) To engage in research and development, purchase, sale, import, export, license, distribution, design, manufacture, or rental of any product, machine, apparatus, plans, merchandise, and property of every kind and description, ideas, systems, procedures, services of any nature, including, without limiting their generality of the foregoing, all types of products which possess an internal intelligence for recognizing and correlating any type of data or information to be processed, recognition in memory systems and equipment, analog and digital types of electrical, mechanical, electromechanical, and electronic products and systems. To do all things, and any other activity which might be associated with the provision of equipment for utilization in an office or educational facility, whether electronic or otherwise.

(b) To engage in any other lawful act or activity for which the corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

Section 1.

The Corporation shall be authorized to issue (A) Seven Million Five Hundred Thousand (7,500,000) shares of Common Stock, having a par value of Twenty Cents ($.20) per share, (B) Five Hundred Thousand (500,000) shares of Convertible Preferred Stock, having a par value of Ten Cents ($.10) per share, (C) One Million Two Hundred Thousand (1,200,000) shares of Class A Convertible Preferred Stock, having a par value of Ten Cents ($.10) per share, and (D) Five Hundred Thousand (500,000) shares of Preferred Stock, having a par value of Ten Cents ($.10) per share, in one or more series, and that in relation thereto, the Board of Directors is authorized to establish by resolution, the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof, provided that no such shares of Preferred Stock shall have powers, preferences or special rights that adversely affect the holders of the Class A Convertible Preferred Stock.

Each share of Common Stock issued and outstanding as of the close of business on the date (the "Effective Date") of the filing of this Amendment to the Certificate of Incorporation with the Secretary of State of Delaware (the "Pre-Split Common Stock") shall automatically and without further act be converted into one-half of one share of fully paid and non-assessable shares of Common Stock, $.20 par value, of the Corporation (the "Post-Split Common Stock") and the Corporation shall issue one share of Post-Split Common Stock for each two shares of Pre-Split Common Stock issued and outstanding on the Effective Date, and shall pay cash in lieu of any fraction of a share of Post-Split Common Stock which any stockholder would otherwise be entitled to receive, in an amount equal to the product of such fraction multiplied by two times the closing sale price of the Pre-Split Common Stock on the OTC Bulletin Board on the Effective Date, or in the event the Common Stock is not traded on the Effective Date, on the last date preceding the Effective Date on which the Common Stock is traded on the OTC Bulletin Board. Each certificate that prior to the Effective Date represented shares of Pre-Split Common Stock shall thereafter represent only the right to receive the number of whole shares of Post-Split Common Stock into which the shares of Pre-Split Common Stock were converted and cash in lieu of any fractional share of Post-Split Common Stock to which the holder of such certificate would be entitled; provided, however, that each holder of record of a stock certificate or certificates that represented shares of Pre-Split Common Stock shall receive, upon surrender to the Corporation of each such certificate or certificates, a new certificate or certificates evidencing and representing the number of whole shares of Post-Split Common Stock to which such stockholder is entitled and cash in lieu of any fractional share of Post-Split Common Stock to which such stockholder would be entitled. The Corporation shall not pay interest on any cash payment owed to any stockholder entitled to receive a cash payment in lieu of a fractional share.

Section 2.

With respect to the Class A Convertible Preferred Stock, the following shall apply:

All of said stock shall be payable in cash, property (real or personal) or labor or services in lieu thereof at a valuation to be fixed by the Board of Directors. The Board of Directors is hereby expressly authorized to issue the shares of Class A Convertible Preferred Stock and to fix, from time to time, before issuance, the relative rights, preferences and qualification, limitations or restrictions of all shares. The authority of the Board of Directors with respect to the Class A Convertible Preferred Stock shall include, without limitation, the determination of any or all of the following:

(a) The annual dividend rate on the shares and whether the dividend shall be cumulative and, if cumulative, the date from which dividends shall cumulate;

(b) The redemption price or prices and the terms and conditions of such redemption;

(c) The preference, if any, shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(d) The voting rights, if any, in addition to the voting rights prescribed by law and the terms of exercise of such voting rights;

(e) The rights, relative to the conversion of such shares into common stock and the terms and conditions of such conversion and,

(f) Any other relative rights, preferences and limitations.

ARTICLE V.

Not Used

ARTICLE VI.

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends, stock purchases or redemptions), or (iv) for any transactions from which the director derived an improper personal benefit. This article shall not eliminate the liability of a director for any act or omission occurring prior to when this article becomes effective.

ARTICLE VII.

The Board of Directors shall have the power to adopt, amend, or repeal the Bylaws of the Corporation and may alter, amend or rescind the Bylaws, subject to the rights of the stockholders to repeal or modify such actions.

CLASS A CONVERTIBLE PREFERRED STOCK

1. Parity and Priority. Shares of the Preferred Stock shall rank prior to the Common Stock, $.10 par value ("Common Stock"), with respect to the payment of dividends and the distribution of assets.

2. Dividends.

a. The annual dividend rate of the Preferred Stock shall be $.90 on each outstanding share of such stock. Such dividends shall be payable annually and may be paid in cash or Common Stock, at the Corporation's option. Dividends for partial shares shall be distributed on a pro rata basis. Dividends shall accrue from September 30, 1983 and shall be paid annually to shareholders of record on September 21st of each year.

b. So long as shares or partial shares of the Preferred Stock shall remain outstanding, no dividend whatsoever (other than a dividend payable in Common Stock) shall be declared or paid upon any class of stock or series thereof ranking junior to the Preferred Stock in the payment of dividends. No monies shall be paid to or made available for any sinking fund for the redemption or purchase of any shares of any class of stock or series thereof ranking junior to or on a parity with the Preferred Stock in payment of dividends, unless in each instance full dividends on all outstanding shares of the Preferred Stock for the then current dividend period shall have been paid or declared and sufficient funds (or shares) set apart therefor.

c. No dividend shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Preferred Stock in respect of payment of dividends for any dividend period unless there shall have been declared or paid on all shares or partial shares then outstanding of the Preferred Stock for the same dividend period terminating within the dividend period of such parity stock, like proportionate dividends, ratably in proportion to the respective dividend rates fixed for the Preferred Stock and said parity stock.

d. In the event that the dividends or only partial dividends are paid in a particular year, the amount of the unpaid dividend shall accrue and shall be cumulative.

3. Preference on Liquidation.

a. In the event of any liquidation,, dissolution, or winding up of the affairs of the Corporation, after payment of provision for payment of all debts and other liabilities of the Corporation, the holders of shares and partial shares of the Preferred Stock shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus and whether or not any dividends as such are declared, $10.00 per share and a pro rata portion for partial shares, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of stock or series thereof ranking junior to the Preferred Stock with respect to the distribution of assets.

b. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Paragraph 3.

c. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable and containing a statement of or reference to the conversion right set forth in Paragraph 6, shall be given by mail, postage prepaid, not less than thirty (30)
days prior to the payment date stated therein, to the holders of record of the Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

d. No payment on account of such liquidation, dissolution or winding up of the affairs of the Corporation shall be made to the holders of any class or series of stock ranking on a parity with the Preferred Stock in respect to the distribution of assets, unless there shall likewise be paid at the same time to the holders, including holders of partial shares, of the Preferred Stock like proportionate distributive amounts, ratably, in proportion to the full distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distribution.

4. Redemption. The Preferred Stock is redeemable at the prices set forth below and not in excess thereof during the twelve (12) month period beginning September 21st:

Year:	Redemption Price Per Share
1984	$12.00
1985	$11.80
1986	$11.60
1987	$11.40
1988	$11.20
1989	$11.00
1990	$10.80
Thereafter	$10.60

Notwithstanding anything in this Paragraph 4, no redemption shall be made by the Corporation if the capital of the Corporation would be impaired thereby or would otherwise violate the Delaware Corporation Law.

5. Voting Rights. The holders of the Preferred Stock shall have no voting rights unless payment of dividends shall be in arrears for four (4) consecutive dividend periods, in which case the holders as a class shall be entitled to elect two (2) members of the Board of Directors of the Corporation. At such time as the dividends have been paid, all voting rights shall cease subject to being reinstated from time to time upon the terms and conditions stated herein.

6. Convertibility. Shares of the Preferred Stock shall be convertible into Common Stock or any other type or class of stock at any time (except if a redemption notice has been given in which event not after the tenth day immediately preceding the date for redemption) to convert each share into .1125 shares of Common Stock, subject to adjustment as set forth below.

Shares of Preferred Stock may, at the sole option of the holder thereof, at any time, be converted into shares of Common Stock of the Corporation on the following terms:

a. Any holder of shares of Preferred Stock desiring to exercise the option shall deliver, duly endorsed in blank, the certificates, representing the shares of Preferred Stock to be converted to the Corporation's Transfer Agent at its address specified on the Preferred Stock certificate and at the same time notify the Corporation through its Transfer Agent, in writing over the signature of the holder, the desire to exercise the right of conversion into shares of Common Stock pursuant to these provisions.

b. Upon the receipt by the Transfer Agent of a certificate of certificates representing such shares of Preferred Stock and a notice that the holder desires to exercise the right of conversion with respect thereto, the Corporation shall forthwith cause to be issued to the holder .1125 shares of Common Stock for each share of Preferred Stock surrendered, and shall cause to be delivered to such holder a certificate in due form for such Common Stock.

c. In case of the issuance of any shares of stock as a dividend upon shares of Common Stock, the payment of dividends upon the shares of Preferred Stock in shares of Common Stock or any subdivision, split-up, combination, or change of the shares of Common Stock into a different number of shares of the same or any other class or classes of stock, or other event which the Board of Directors determines had the effect of diluting the conversion ratio of the Preferred Stock, the conversion rate as hereinabove provided shall be appropriately adjusted so that the rights of the holders of Preferred Stock will not be diluted as a result of such stock dividend, subdivision, split-up, combination or change. Adjustments in the rate of conversion shall be calculated to the nearest one-tenth (1/10) of a share. The Corporation shall not be required to issue fractions of shares of Common Stock upon conversion of Preferred Stock. If any fractional interest in a share of Common Stock shall be deliverable upon conversion of Preferred Stock, the Corporation shall purchase such fractional interest for an amount in cash equal to the current market value of such fractional interest.

d. An appropriate number of shares of Common Stock of the Corporation shall be set aside and such shares shall be issued only in conversion of Preferred Stock as herein provided.

e. Shares of Preferred Stock which have been converted shall revert to the status of unissued shares and shall not be reissued. Such shares may be eliminated as provided by law.

f. This provision for conversion of Preferred Stock of he Corporation shall be subject to the limitations and restrictions contained in the laws of he State of Delaware.

The Corporation may, by resolution of its Board of Directors, issue warrants or options to purchase authorized but unissued shares of Common Stock or Preferred Stock, upon such terms and conditions as may be determined by the Board of Directors in said resolution. Warrants or options authorized by the Board of Directors may be transferrable at the election of the Board of Directors, however, warrants and options may not provide for voting, dividend, liquidation or other such rights of stockholders.

g. Sinking Fund. No sinking fund will be established for the retirement or redemption of shares of Preferred Stock.

SERIES B CONVERTIBLE PREFERRED STOCK

Designation of Series. The Board of Directors of the Corporation, pursuant to authority expressly vested in it as aforesaid, has adopted the following, creating a series of Preferred Stock designated as Series B Convertible Preferred Stock:

There shall be a series of Preferred Stock designated as "Series B Convertible Preferred Stock." Each share of such series shall be referred to herein as a "Series B Share". The consideration to be received by the Corporation upon initial issuance of each share of the Series B Shares shall be $1,000. The authorized number of such Series B Shares is 50 shares. The Series B Shares shall rank equal in rank to the Class A Shares with respect to payment of dividends and the distribution of assets upon liquidation of the Corporation.

A. Voting Rights. Except as otherwise required by law, the holders of the Series B Preferred shall not be entitled to vote separately, as a series or otherwise, on any matter submitted to a vote of shareholders of the Corporation. Notwithstanding the foregoing, without the prior written consent of the holders of the Series B Shares:

(i) the Corporation shall not amend, alter, or repeal (whether by amendment, merger, or otherwise) any of the provisions of its Certificate of Incorporation, as amended, related to the Series B Shares, any resolutions of the board of directors or any instrument establishing and designating the Series B Shares in determining the relative rights and preferences thereof so as to affect any materially adverse change in the rights, privileges, powers, or preferences of the holders of the Series B Shares; or

(ii) the Corporation shall not create or designate any additional preferred stock senior in right as to dividends, voting rights, redemptions or liquidation to the Series B Shares.

B. Dividends. Holders of Series B Shares shall be entitled to receive when, as and if declared by the Board of Directors of the Corporation, out of funds legally available for payment of dividends, annual cumulative dividends at the rate of 8% of the consideration paid for the purchase of the Series B Shares for the period commencing on the Issuance Date. Such dividends shall be payable in shares of Common Stock on the Conversion Date in accordance with Section C, whether or not declared and whether or not there shall be funds legally available for the payment thereof.
Interest shall not be payable on the balance of any accrued unpaid dividends on the Series B Shares. Dividends on the Series B Shares shall be paid before payment of any dividends on Common Stock or any class of stock ranking junior to Series B Shares as to dividend rights.

C. Conversion.

(i) Conversion. The holders of the outstanding Series B Shares shall have the right, at such holders' option, without the payment of any additional consideration by the holder thereof and at any time after 40 days from the date the holders' Series B Shares are issued, to convert all or any of such Series B Shares into the number of shares of Common Stock for which such Series B Shares are then convertible pursuant to Section C(ii) below (after giving effect to any adjustments provided for under Section C(v) hereof).

(ii) Conversion Price. Upon conversion of the Series B Shares pursuant to C(i) above, each Series B Share shall be converted into the number of shares of Common Stock equal to a fraction, the numerator of which shall be the Liquidation Value of such Series B Shares (as defined in Section D(i)) on the Conversion Date and the denominator of which shall be eighty percent (80%) of the average of the closing bid prices for the Common Stock as reported by NASDAQ for the five (5) consecutive business days immediately preceding the Conversion Date (the "Average Trading Price").

(iii) Mechanics of Conversion. The holder of any Series B Shares may exercise the conversion right pursuant to Section C(i) as to any part thereof by delivering to the Corporation, or at such other place as may be designated by the Corporation, during regular business hours, the certificate or certificates for the Series B Shares to be converted, duly endorsed or assigned in blank or to the Corporation, accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued, including any appropriate signature guarantees (the "Notice of Conversion"). Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made and such date is referred to herein as the "Conversion Date". As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon written order of such holder, but in no event later than two (2) business days after the Corporation receives a written Notice of Conversion from holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled. The person in whose name the certificate or certificates or Common Stock to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open. Upon conversion of only a portion of the number of shares covered by a certificate representing Series B Shares surrendered for conversion, the Corporation shall issue and deliver to or upon written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of Series B Shares representing the unconverted portion of the certificate surrendered.

(iv) Fractional Shares. No fractional shares of Common Stock or script shall be issued upon conversion of the Series B Shares. If more than one Series B Share shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such series to be surrendered. Instead of any fractional shares of Common Stock which would otherwise by issuable upon conversion of any Series B Shares, the Corporation shall pay out of funds legally available therefor a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Average Trading Price.

(v) Certain Adjustments. In the event of any change in one or more classes of capital stock of the Corporation by reason of any stock dividend, stock split-up, recapitalization, reclassification, or combination, subdivision or exchange of shares or the like, or in the event of the merger or consolidation of the Corporation or the sale or transfer by the Corporation of all or substantially all of its assets, then all liquidation preference, conversion and other rights and privileges appurtenant to the Series B Shares shall be promptly and appropriately adjusted by the Board of Directors of the Corporation so as to fully protect and preserve the same (such preservation and protection to be to the same extent and effect as if the subject event had not occurred, or the applicable right or privilege had been exercised immediately prior to the occurrence of the subject event, or otherwise as the case may be), it being the intention that, following such adjustment, the holders of the Series B Shares shall be in the same relative position with respect to their rights and privileges as they possessed immediately prior to the event that precipitated the adjustment.

(vi) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any Series B Shares; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Series B Shares in respect of which such shares are being issued.

(vii) Reservation of Shares. The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series B Preferred shares sufficient shares to provide for the conversion of all outstanding Series B Shares.

D. Liquidation.

(i) Series B Preference. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Series B Shares shall be entitled, before any distribution or payment is made upon any shares of Common Stock or on Preferred Stock junior in rank to the Series B Shares, to be paid an amount per Series B Share (the "Liquidation Value") equal to the sum of $1,000 per Series B Share plus 8% accrued and unpaid dividends from the date of issuance, whether or not declared.

Neither the consolidation nor merger of the Corporation with or into any other corporation or other entities, nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution, or winding-up on the Corporation within the meaning of this Section D. Notice of liquidation, dissolution, or winding-up of the Corporation shall be mailed, by first-class mail, postage prepaid, not less than 20 days prior the date on which such liquidation, dissolution, or winding-up is expected to take place or become effective, to the holders of record of the Series B Shares at their respective addresses as the same appear on the books of the Corporation or supplied by them in writing to the Corporation for the purpose of such notice, but no defect in such notice or in the mailing thereof shall affect the validity of the liquidation, dissolution or winding-up.

(ii) General.

(A) All of the preferential amounts to be paid to the holders of the Series B Shares pursuant to Section D(i) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock or any preferred stock junior in rank to the Series B Shares in connection with such liquidation, dissolution or winding-up.

(B) After setting apart or paying in full the preferential amount aforesaid to the holders of record of the issued and outstanding Series B Shares as set forth in Section D(i), the holders of record of Common Stock and any preferred stock junior in rank to the Series B Shares shall be entitled to participate in any distribution of any remaining assets of the Corporation, and the holders of record of the Series B Shares shall not be entitled to participate in such distribution.

E. Reacquired Shares. Any shares of Series B Shares redeemed, purchased, converted, or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as part of such series and shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement and the filing of any certificate required in connection therewith pursuant to the Delaware General Corporation Law become authorized but unissued shares of Preferred Stock.

F. Copies of Agreements, Instruments, Documents. Copies of any of the agreements, instruments or other documents referred to in this Amendment shall be furnished to any stockholder upon written request to the Corporation at its principal place of business.

SERIES E 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK

1. Designation: Number of Shares.

The designation of said series of Preferred Stock shall be Series E 8% Cumulative Convertible Preferred Stock (the "Series E Preferred Stock"). The number of shares of Series E Preferred Stock shall be 300. Each share of Series E Preferred Stock shall have a stated value equal to $1,000 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Stated Value"). The Series E Preferred Stock shall be equal in rank to the Class A Convertible Preferred Stock and the Series B Convertible Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation of the Corporation.

2. Dividends.

(a) The holders of outstanding shares of Series E Preferred Stock shall be entitled to receive preferential dividends in cash, out of funds of the Corporation legally available at the time for declaration of dividends, before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock or other class of stock junior to the Series E Preferred Stock (the Common Stock and such junior stock being hereinafter collectively the "Junior Stock") at the rate of 8% per annum of Stated Value per share, payable upon conversion of the Series E Preferred Stock into Common Stock as provided in paragraph 4; provided, however, that dividend payments may be made, in the sole discretion of the Board of Directors of the Corporation in additional fully paid and nonassessable shares of Common Stock, valued at the Conversion Price. The issuance of such additional shares shall constitute full payment of such dividend.

(b) The dividends on the Series E Preferred Stock at the rates provided above shall be cumulative whether or not earned, so that if the full dividend on all such outstanding Series E Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment (but without interest thereon) before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside or applied to the purchase, redemption or other acquisition of Junior Stock.

(c) Dividends on all shares of the Series E Preferred Stock shall begin to accrue and be cumulative from and after the date of issuance thereof.

3. Liquidation Rights.

(a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Series E Preferred Stock shall be entitled to receive, before any payment or distribution shall be made on the Junior Stock, out of the assets of the corporation available for distribution to stockholders, the Stated Value per share of Series E Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to holders of the Series E Preferred Stock, the holders of the Common Stock of the Corporation and any other class of Junior Stock shall receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the holders of the Series E Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the holders of the Series E Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed, to the exclusion of the holders of the shares of Junior Stock, ratably among the holders of the Series E Preferred Stock and any other stock of equal ranking.

(b) Neither the purchase nor the redemption by the Corporation of shares of any class of stock, nor the merger or consolidation of the Corporation with or into any other corporation or corporations, not the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this paragraph 3. Holders of the Series E Preferred Stock shall not be entitled, upon liquidation, dissolution or winding-up of the Corporation, to receive any amounts with respect to such stock other than the amounts referred to in this paragraph 3.

4.  Conversion into Common Stock.

Shares of Series E Preferred Stock shall have the following conversion rights and obligations:

(a) Subject to the further provisions of this paragraph 4, each holder of shares of Series E Preferred Stock shall have the right at any time and from time to time, at its option, to convert (i) 25% of such shares into fully paid and non-assessable shares of Common Stock of the Corporation, as determined in accordance with the Conversion Rate provided in paragraph 4(c) below (the "Conversion Rate"), 120 days from the date on which a share of Series E Preferred Stock was issued; (ii) an additional 25% (50% cumulatively) of such shares into fully paid and non-assessable shares of Common Stock of the Corporation, as determined in accordance with the Conversion Rate, 150 days from the date on which a share of Series E Preferred Stock was issued; (iii) an additional 25% (75% cumulatively) of such shares into fully paid and non-assessable shares of Common Stock of the Corporation, as determined in accordance with the Conversion Rate, 180 days from the date on which a share of Series E Preferred Stock was issued; and (iv) an additional 25% (100% cumulatively) of such shares into fully paid and non-assessable shares of Common Stock of the Corporation, as determined in accordance with the Conversion Rate, 210 days from the date on which a share of Series E Preferred Stock was issued.

(b) Not Used.

(c) The number of shares of Common Stock issuable upon conversion of each share of Series E Preferred Stock shall equal (i) the sum of (A) the Stated Value per share and (B) accrued and unpaid dividends on such share, if any, divided by (ii) the Conversion Price. The Conversion Price shall be the lesser of (i) $15.00 and (ii) eighty percent (80%) of the average of the Closing Bid Price (as hereinafter defined) for the five trading days immediately preceding the day of conversion of the Series E Preferred Stock. The "Closing Bid Price" shall mean the closing bid price of the Corporation's Common Stock as reported by NASDAQ (or, if not reported by NASDAQ, as reported by such other exchange or market where traded.)

(d) The holder of any certificate for shares of Series E Preferred Stock desiring to convert any of such shares or whose shares were automatically converted pursuant to the provisions of this paragraph 4 shall surrender such certificate, at the designated office of the Corporation or the transfer agent for said stock (the "Transfer Agent"), with a written notice of such election to convert (if such conversion is voluntary) such shares into Common Stock duly filled out and executed, and if necessary under the circumstances of such conversion, with such certificate properly endorsed for, or accompanied by duly executed instruments of, transfer (and such other transfer papers as the Corporation of the Transfer Agent may reasonably require). The holder of the shares so surrendered for conversion shall be entitled to receive within five (5) business days of the delivery of the Notice of Conversion and all related conversion instruments (except as otherwise provided herein) a certificate or certificates, which shall be expressed to be fully paid and non-assessable, for the number of shares of Common Stock to which such stockholder shall be entitled upon such conversion, registered in the name of such holder or in such other name or names as such stockholder in writing may specify. In the case any Series E Preferred Stock which is converted in part only, the holder of shares of Series E Preferred Stock shall upon delivery of the certificate or certificates representing Common Stock also receive a new share certificate representing the unconverted portion of Series E Preferred Stock. Nothing herein shall be construed to give any holder of shares of Series E Preferred Stock surrendering the same for conversion the right to receive any additional shares of Common Stock or other property which results from an adjustment in conversion rights under the provisions of subparagraph (f) of the paragraph 4 until holders of Common Stock are entitled to receive the shares or other property giving rise to the adjustment.

In the case of the exercise of the conversion rights set forth in paragraph 4(a), the conversion privilege shall be deemed to have been exercised, and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued, upon the date of receipt by the Corporation or the Transfer Agent for conversion of the certificate for such shares of Series E Preferred Stock. The person or entity entitled to receive Common Stock issuable upon such conversion shall on the date such conversion privilege is deemed to have been exercised and thereafter be treated for all purposes as the record holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record holder of such shares of Series E Preferred Stock so converted.

Notwithstanding the foregoing, if the stock transfer books are closed on the date such shares are received by the Transfer Agent, the conversion privilege shall be deemed to have been exercised, and the person or entity shall be treated as a record holder of shares of Common Stock, on the next succeeding date on which the transfer book are open, but the Conversion Rate shall be that in effect on the date such conversion privilege was exercised. The Corporation shall be required to deliver certificates for shares of its Common Stock or new certificates for unconverted shares if is Series E Preferred Stock while the stock transfer books for such respective classes of stock are duly closed for any purpose; but the right of surrendering shares of Series E Preferred Stock for conversion shall not be suspended during any period that the stock transfer books of either of such classes of stock are closed.

Upon the conversion of any shares of Series E Preferred Stock, no adjustment or payment shall be made with respect to such converted shares on account of any dividend on shares of such stock or on account of any dividend on the Common Stock, except that the holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

If the Corporation shall at any time be liquidated, dissolved or wound-up, the conversion privilege shall terminate at the close of business on the last business day next preceding the effective date of such liquidation, dissolution or winding-up.

The Corporation shall not be required, in connection with any conversion of Series E Preferred Stock, to issue a fraction of a share of its Common Stock nor to deliver any stock certificate representing a fraction thereof, but in lieu thereof the Corporation may make a cash payment equal to such fraction multiplied by the Closing Bid Price on the date the conversion right was triggered.

(e) (i) in case of any consolidation or merger of the Corporation with or into any other corporation (other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion or change of the outstanding shares of Common Stock), then, unless the right to convert shares of Series E Preferred Stock shall have terminated, as part of such consolidation or merger, lawful provision shall be made so that holders of Series E Preferred Stock shall thereafter have the right to convert each share of Series E Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such consolidation or merger by a holder of the number of shares of Common Stock into which such shares of Series E Preferred Stock might have been converted immediately prior to such consolidation or merger. The foregoing provisions of this paragraph 4(e) shall similarly apply to successive consolidations and mergers.

(ii) in case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated lawful provision shall be made so that the holders of Series E Preferred Stock shall thereafter have the right to convert each share of the Series E Preferred Stock into the kind and amount of shares of stock or other securities or cash property that shall be issuable, distributable, payable or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(f) Whatever the number of shares to be issued upon conversion of the Series E Preferred Stock is required to be adjusted as provided in this paragraph 4, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the fact upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series E Preferred Stock and the common Stock and the Corporation shall mail to each holder of record of Series E Preferred Stock notice of such adjusted conversion price.

(g) In case at any time the Corporation shall propose:

(i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock, Class A Convertible Preferred Stock or Series B Convertible Preferred Stock other than in accordance with the terms thereof, or

(ii) to offer for subscription to the holders of its Common Stock, Class A Convertible Preferred Stock or Series B Convertible Preferred Stock other than in accordance with the terms thereof, any additional shares of any class or any other rights; or

(iii) any capital reorganization or reclassification of its shares, or the consolidation or merger of the Corporation with another corporation; or

(iv) the voluntary dissolution, liquidation or winding-up of the Corporation;

then and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close, or a record be taken for such stock dividend, distribution or subscription rights, or (B) such capital reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Transfer Agent for the Series E Preferred Stock and for the Common Stock and to the holders of record of the Series E Preferred Stock.

(h) So long as any shares of Series E Preferred Stock shall remain outstanding and the holders thereof shall have the right to convert the same in accordance with provisions of this paragraph 4, the Corporation shall at all times reserve from the authorized and unissued shares if its Common Stock a sufficient number of shares to provide for such conversions.

(i) The term "Common Stock" as used in this paragraph 4 shall mean Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class, other securities and/or property into which the shares of Series E Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph 4.

(j) The Corporation shall pay the amount of any and all issue taxes which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series E Preferred Stock, but all transfer taxes that may be payable in respect of any change of ownership of Series E Preferred Stock, or any rights represented thereby, or of stock receivable upon conversion thereof, shall be paid by the person or persons surrendering such stock for conversion.

5. Voting Rights.

Except as required by applicable law, shares of Series E Preferred Stock shall not entitle their holders to any voting rights, but such holders shall be entitled to a notice of any stockholders' meeting in accordance with the By-laws of the Corporation.

6. Status of converted or Redeemed Stock.

In case any shares of Series E Preferred Stock shall be redeemed or converted pursuant to paragraph 4 hereof, or otherwise repurchased or reacquired, the shares so redeemed converted or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series E Preferred Stock.

SERIES F 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK

1. Designation: Number of Shares.

The designation of said series of Preferred Stock shall be Series F 8% Cumulative Convertible Preferred Stock (the "Series F Preferred Stock"). The number of shares of Series F Preferred Stock shall be 2,500. Each share of Series F Preferred Stock shall have a stated value equal to $1,000 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Stated Value"). The Series F Preferred Stock shall be equal in rank to the Class A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series E 8% Cumulative Convertible Preferred Stock (the "Series E Preferred Stock") with respect to the payment of dividends and the distribution of assets upon liquidation of the Corporation.

2. Dividends.

(a) The holders of outstanding shares of Series F Preferred Stock shall be entitled to receive preferential dividends in cash, out of funds of the Corporation legally available at the time for declaration of dividends, before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock or other class of stock junior to the Series F Preferred Stock (the Common Stock and such junior stock being hereinafter collectively the "Junior Stock") at the rate of 8% per annum on the Stated Value per share, payable quarterly on the last day of a fiscal quarter when, as and if declared commencing December 31, 1997; provided that dividend payments may be made, in the sole discretion of the Board of Directors of the Corporation in additional fully paid and nonassessable shares of Series F Preferred Stock at a rate of one share of Series F Preferred Stock for each $1,000 of such dividend not paid in cash and the issuance of additional shares shall constitute payment of such dividend.

(b) The dividends on the Series F Preferred Stock at the rates provided above shall be cumulative whether or not earned, so that if at any time full cumulative dividends at the rate aforesaid on all of the shares of Series F Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the quarterly dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series F Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment (but without interest thereon) before any sum shall be set aside or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of Series F Preferred Stock or any shares of any other class of stock ranking on a parity with the Series F Preferred Stock ("Parity Stock") and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.

(c) Dividends on all shares of the Series F Preferred Stock shall begin to accrue and be cumulative from and after the date of issuance thereof. A dividend period shall be deemed to commence on the day following a quarterly dividend payment date herein specified and to end on the next succeeding quarterly dividend payment date herein specified.

3. Liquidation Rights.

(a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Series F Preferred Stock shall be entitled to receive, before any payment or distribution shall be made on the Junior Stock, out of the assets of the corporation available for distribution to stockholders, the Stated Value per share of Series F Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to holders of the Series F Preferred Stock, the holders of the Common Stock of the Corporation and any other class of Junior Stock shall receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the holders of the Series F Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the holders of the Series F Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed, to the exclusion of the holders of the shares of Junior Stock, ratably among the holders of the Series F Preferred Stock and any other stock of equal ranking.

(b) Neither the purchase by the Corporation of shares of any class of stock, nor the merger or consolidation of the Corporation with or into any other corporation or corporations, not the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this paragraph 3. Holders of the Series F Preferred Stock shall not be entitled, upon liquidation, dissolution or winding-up of the Corporation, to receive any amounts with respect to such stock other than the amounts referred to in this paragraph 3.

4.  Conversion into Common Stock.

Shares of Series F Preferred Stock shall have the following conversion rights and obligations:

(a) Subject to the further provisions of this paragraph 4, each holder of shares of Series F Preferred Stock shall have the right, at any time and from time to time, to convert some or all of such shares into fully paid and nonassessable shares of Common Stock of the Corporation (as defined in subparagraph 4(h) below) determined in accordance with paragraph 4(b) below.

(b) Each share of Series F Preferred Stock shall be converted into 148.3345 shares of Common Stock (the "Conversion Stock"). The number of shares of Conversion Stock into which each share of Series F Preferred Stock shall be converted shall be proportionately adjusted for any increase or decrease in the number of shares of Common Stock or Series F Preferred Stock, as the case may be, outstanding arising from any division or consolidation of shares, stock dividend, reverse stock split, or other similar increase or decrease in the number of shares of Common Stock or Series F Preferred Stock, as the case may be, outstanding without receipt of consideration by the Corporation. Upon conversion of the Series F Preferred Stock, the Corporation shall pay, out of funds legally available therefor, to the person entitled thereto an amount equal to all accrued by unpaid dividends through, but not including, the date on which the conversion privilege has been exercised in respect of the shares of Series F Preferred Stock surrendered for conversion.

(c) The holder of any certificate for shares of Series F Preferred Stock desiring to convert any of such shares shall surrender such certificate, at the principal office of any transfer agent for said stock (the "Transfer Agent"), with a written notice (the "Notice of Conversion") of such election to convert such shares into Common Stock duly filled out and executed, and if necessary under the circumstances of such conversion, with such certificate properly endorsed for, or accompanied by duly executed instruments of, transfer (and such other transfer papers as said Transfer Agent may reasonably require). The holder of the shares so surrendered for conversion shall be entitled to receive within three (3) business days of the Notice of Conversion and all related conversion instruments (except as otherwise provided herein) a certificate or certificates, which shall be expressed to be fully paid and non-assessable, for the number of shares of Common Stock to which such stockholder shall be entitled upon such conversion, registered in the name of such holder or in such other name or names as such stockholder in writing may specify. In the case any Series F Preferred Stock which is converted in part only, the holder of shares of Series F Preferred Stock shall upon delivery of the certificate or certificates representing Common Stock also receive a new share certificate representing the unconverted portion of Series F Preferred Stock. Nothing herein shall be construed to give any holder of shares of Series F Preferred Stock surrendering the same for conversion the right to receive any additional shares of Common Stock or other property which results from an adjustment in conversion rights under the provisions of subparagraph (f) of the paragraph 4 until holders of Common Stock are entitled to receive the shares or other property giving rise to the adjustment.

In the case of the exercise of the conversion rights set forth in paragraph 4(a), the conversion privilege shall be deemed to have been exercised, and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued, upon the date of receipt by such Transfer Agent for conversion of the certificate for such shares of Series F Preferred Stock. The person or entity entitled to receive Common Stock issuable upon such conversion shall on the date such conversion privilege is deemed to have been exercised and thereafter be treated for all purposes as the record holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record holder of such shares of Series F Preferred Stock so converted.

Notwithstanding the foregoing, if the stock transfer books are closed on the date such shares are received by the Transfer Agent, the conversion privilege shall be deemed to have been exercised, and the person or entity shall be treated as a record holder of shares of Common Stock, on the next succeeding date on which the transfer books are open, but the conversion price shall be that in effect on the date such conversion privilege was exercised. The Corporation shall be required to deliver certificates for shares of its Common Stock or new certificates for unconverted shares if is Series F Preferred Stock while the stock transfer books for such respective classes of stock are duly closed for any purpose; but the right of surrendering shares of Series F Preferred Stock for conversion shall not be suspended during any period that the stock transfer books of either of such classes of stock are closed.

Upon the conversion of any shares of Series F Preferred Stock, no adjustment or payment shall be made with respect to such converted shares on account of any dividend on shares of such stock or on account of any dividend on the Common Stock, except that the holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

If the Corporation shall at any time be liquidated, dissolved or wound-up, the conversion privilege shall terminate at the close of business on the last business day next preceding the effective date of such liquidation, dissolution or winding-up.

The Corporation shall not be required, in connection with any conversion of Series F Preferred Stock, to issue a fraction of a share of its Common Stock nor to deliver any stock certificate representing a fraction thereof, but in lieu thereof the Corporation may make a cash payment equal to such fraction multiplied by the fair market value of one share of its Common Stock on the date the conversion privilege shall be deemed to have been exercised.

(d) (i) in case of any consolidation or merger of the Corporation with or into any other corporation (other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion or change of the outstanding shares of Common Stock), then, unless the right to convert shares of Series F Preferred Stock shall have terminated, as part of such consolidation or merger, lawful provision shall be made so that holders of Series F Preferred Stock shall thereafter have the right to convert each share of Series F Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such consolidation or merger by a holder of the number of shares of Common Stock into which such shares of Series F Preferred Stock might have been converted immediately prior to such consolidation or merger. The foregoing provisions of this paragraph 4(d) shall similarly apply to successive consolidations and mergers.

(ii) in case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the holders of Series F Preferred Stock shall thereafter have the right to convert each share of the Series F Preferred Stock into the kind and amount of shares of stock or other securities or cash property that shall be issuable, distributable, payable or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(e) Whatever the number of shares to be issued upon conversion of the Series F Preferred Stock is required to be adjusted as provided in this paragraph 4, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the fact upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series F Preferred Stock and the Common Stock and the Corporation shall mail to each holder of record of Series F Preferred Stock notice of such adjusted conversion price.

(f) In case at any time the Corporation shall propose:

(i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock, Class A Convertible Preferred Stock, Series B Convertible Preferred Stock, or Series E Convertible Preferred Stock, other than in accordance with the terms thereof, or

(ii) to offer for subscription to the holders of its Common Stock, Class A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series E Preferred Stock, other than in accordance with the terms thereof, any additional shares of any class or any other rights; or

(iii) any capital reorganization or reclassification of its shares, or the consolidation or merger of the Corporation with another corporation; or

(iv) the voluntary dissolution, liquidation or winding-up of the Corporation;

then and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close, or a record be taken for such stock dividend, distribution or subscription rights, or (B) such capital reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Transfer Agent for the Series F Preferred Stock and for the Common Stock and to the holders of record of the Series F Preferred Stock.

(g) So long as any shares of Series F Preferred Stock shall remain outstanding and the holders thereof shall have the right to convert the same in accordance with provisions of this paragraph 4, the Corporation shall at all times reserve from the authorized and unissued shares if its Common Stock a sufficient number of shares to provide for such conversions.

(h) The term "Common Stock" as used in this paragraph 4 shall mean Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class, other securities and/or property into which the shares of Series F Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph 4.

(i) The Corporation shall pay the amount of any and all issue taxes which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series F Preferred Stock, but all transfer taxes that may be payable in respect of any change of ownership of Series F Preferred Stock, or any rights represented thereby, or of stock receivable upon conversion thereof, shall be paid by the person or persons surrendering such stock for conversion.

5. Voting Rights.

Except as required by applicable law, shares of Series F Preferred Stock shall not entitle their holders to any voting rights, but such holders shall be entitled to a notice of any stockholders' meeting in accordance with the By-laws of the Corporation.

6. Status of Converted or Redeemed Stock.

In case any shares of Series F Preferred Stock shall be redeemed or converted pursuant to paragraph 4 hereof, or otherwise repurchased or reacquired, the shares so redeemed converted or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series F Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Third Restated Certificate of Incorporation to be executed in its name and on its behalf by its duly authorized officer as of the 25th day of March, 2005.

FLORIDA GAMING CORPORATION

By:	/s/ W. Bennett Collett
W. Bennett Collett
Chairman and Chief Executive Officer